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                          LOCKHEED MARTIN CORPORATION
                                600 Third Avenue
                           New York, New York  10016



                                 May 20, 1996



Lockheed Martin Tactical Systems, Inc.
6801 Rockledge Drive
Bethesda, Maryland 20817

Ladies and Gentlemen:

     I am the Vice President and General Counsel of the Tactical Systems Sector of Lockheed Martin Corporation, a Maryland corporation ("Lockheed Martin").
This letter is being delivered in connection with the filing with the Securities and Exchange Commission (the "Commission") of a Current Report on Form 8-K of Lockheed Martin in connection with the offer and sale of $500,000,000 aggregate principal amount of Lockheed Martin's 6.55% Notes Due 1999, $750,000,000 aggregate principal amount of Lockheed Martin's 6.85% Notes Due 2001, $750,000,000 aggregate principal amount of Lockheed Martin's 7.25% Notes Due 2006, $600,000,000 aggregate principal amount of Lockheed Martin's 7.65% Debentures Due 2016, $600,000,000 aggregate principal amount of Lockheed Martin's 7.75% Debentures Due 2026, and $300,000,000 aggregate principal amount of Lockheed Martin's 7.20% Debentures Due 2036 (collectively, the "Securities"), pursuant to a Registration Statement on Form S-3 (Reg. No. 333-01939) (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), and the guarantees (the "Guarantees") of Lockheed Martin Tactical Systems, Inc., a New York corporation (the "Corporation") of such Securities. I have reviewed the Charter and By-laws of the Corporation, the Indenture dated as of May 15, 1996, by and between Lockheed Martin, the Corporation and First Trust of Illinois, National Association (the "Trustee") (as supplemented or modified by the Trust Indenture Act of 1939, collectively, the "Indenture"), the Registration Statement (including the exhibits thereto), the Current Report on Form 8-K of Lockheed Martin dated the date hereof (including the exhibits thereto), the corporate proceedings of the Corporation relating to the authorization of the Guarantees and such certificates and other documents as I have deemed necessary or advisable for the purposes of this opinion.
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Lockheed Martin Tactical
  Systems, Inc.
May 20, 1996
Page 2


     Based on the foregoing, I am of the opinion that the Guarantees have been duly and validly authorized by the Corporation, and upon proper execution, authentication and delivery in accordance with the terms of the Indenture against payment to Lockheed Martin for the Securities, the Guarantees will be legally issued and will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture.

     I hereby consent to the filing of this opinion as an exhibit to the Current Reports on Form 8-K of Lockheed Martin and the Corporation each dated the date hereof and to the reference to me under the heading "Validity" in the Prospectus dated May 10, 1996 and under the heading "Validity of the Offered Debt Securities" in the Prospectus Supplement dated May 16, 1996. In giving my consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,



                                     /s/ William J. LaSalle